EXHIBIT 99.3

ODYSSEY SEMICONDUCTOR TECHNOLOGIES, INC.

COMPENSATION COMMITTEE CHARTER

(As approved by the Board of Directors on February 9th, 2022)

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of Odyssey Semiconductor Technologies, Inc. (the “Company”) shall be to assist the Board of Directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the Board of Directors with respect to major compensation plans, policies and programs of the Company.

Membership

Except as otherwise in accordance with Rule 5605(d)(2)(B) and the phased approach set forth in Rule 5615(b)(1) of the National Association of Securities Dealers Automated Quotations (“NASDAQ”) Listing Rules, the Committee shall consist of at least two members of the Board of Directors, with the exact number to be determined by the Board of Directors. Committee members shall be appointed from time to time by the Board of Directors having given consideration to the recommendations, if any, from the Nominating and Corporate Governance Committee. Also having given consideration to the recommendation of the Nominating and Corporate Governance Committee, if any, the Board of Directors shall designate a Chairman of the Committee, provided that if the Board of Directors does not so designate a Chairman the members of the Committee, by a majority vote, may designate a Chairman. The Chairman (or in his or her absence a member designated by the Chairman) shall preside at all meetings of the Committee.

Committee members may be removed, without cause, by the affirmative vote of the majority of the Board of Directors at any time. Any Committee member may resign effective upon giving written notice to the Chairman of the Board, the Corporate Secretary or the Board of Directors (unless the notice specifies a later time for the effectiveness of such resignation).

Each member of the Committee shall meet the independence standards that may be established from time to time by the NASDAQ, as well as any independence standards that may be established from time to time by the Board of Directors or the Nominating and Corporate Governance Committee.

Resources and Authority

The Committee shall have the resources and appropriate authority, without seeking the approval of the Board of Directors, to discharge its responsibilities, including the sole discretionary authority to select, retain or obtain the advice of, terminate and approve, at the Company’s expense, outside compensation, legal, accounting or other consultants or advisors, with appropriate funding provided by the Company for payment of reasonable compensation to such consultants and advisers and other administrative expenses, and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Committee may request any director, officer or employee of the Company, the Company’s outside counsel or independent auditors or such other persons as it deems appropriate to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. The Committee shall have full access to all books, records, facilities and personnel of the Company in connection with the discharge of its responsibilities.

Delegation to Subcommittee

The Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee when appropriate, as are provided in the resolutions of the Committee, except to the extent such delegation is limited by applicable law or listing standard. The actions of any such subcommittee shall be presented to the full Committee at the next scheduled Committee meeting.

Duties and Responsibilities

The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight function. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law, regulation or listing standard. The Committee shall meet as often as necessary to carry out its responsibilities.

The Committee shall:

●	Review and approve annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and the other executive officers.

●	Evaluate the performance of the CEO and the executive officers of the Company in light of such goals and objectives at least annually and communicate the results to the Board of Directors and to the CEO.

●	Based on the evaluations referred to above, establish the compensation levels for the CEO and the other executive officers of the Company, including, as applicable, (i) base salary, (ii) bonus, (iii) long-term incentive and equity compensation, and (iv) any other compensation, perquisites, and special or supplemental benefits. In evaluating and determining compensation of the CEO and other executive officers, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), if applicable. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

●	In consultation with the CEO, review and make recommendations to the Board of Directors regarding guidelines for the review of the performance and the establishment of compensation policies for all other employees of the Company.

●	Establish and modify the terms and conditions of employment of the CEO and other executive officers of the Company, by contract or otherwise.

●	Be directly responsible for the appointment, compensation and oversight of the work of any legal, accounting or other consultants or advisers, including compensation consultants, retained by the Committee.

●	Prior to the retention of any compensation consultant or outside adviser, and from time to time as the Committee deems appropriate, assess the independence of such consultant or adviser, taking into consideration all factors relevant to such consultant’s or adviser’s independence, including factors specified in by NASDAQ and assess whether any such consultant or advisor has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall ensure that any disclosure required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) or NASDAQ related to the foregoing is included in the Company’s proxy statement.

●	Determine, within parameters that may be established by the independent and disinterested members of the entire Board of Directors, the provisions of any contracts for the CEO and other executive officers of the Company that will govern the situations in which severance payments will be due upon a change in control.

●	Review periodically with the Chairman of the Board and the CEO the succession plan relating to the CEO and the management development plan and make recommendations to the Board of Directors with respect to such plans.

●	Administer the stock and other equity-based compensation plans of the Company (other than with respect to equity awards to members of the Board of Directors, which shall be considered by the entire Board of Directors) in accordance with the terms of such plans and provide necessary approval in order to qualify the Company’s equity compensation plans for various exemptions that may be established by the SEC under Section 16 of the Exchange Act.

●	Oversee the administration of the Company’s other employee benefit plans.

●	Maintain sole discretionary authority to interpret provisions of the Company’s executive compensation plans.

●	Establish all rules necessary or appropriate for implementing and conducting the Company’s executive compensation plans.

●	Determine, as applicable in connection with the Company’s stock plans, such matters as: eligibility for participation; persons to receive awards; the amount, form and other terms and conditions of awards; the form of agreements pertaining to such awards; the manner and form of deferral elections; and, when appropriate, the authorization of the Company’s purchase of its stock for allocation to the accounts of persons to whom awards have been made under such plans. The Committee may delegate to the CEO or to the executive officers who are members of the Board of Directors the authority to carry out all of the powers of the Committee to grant equity awards under the Company’s stock plans to employees or consultants of the Company or any subsidiary thereof who are not members of the Board of Directors, the CEO or executive officers of the Company; provided, that no such grant or award shall exceed the maximum number of shares that may be awarded to individuals and/or in the aggregate in any fiscal quarter or year as the Committee shall direct from time to time, and all such grants and awards shall be at an exercise or grant price per share at least equal to fair market value on the date of such grant or award.

●	Review the Company’s incentive compensation and other equity-based plans and practices and recommend changes in such plans and practices to the Board of Directors. In reviewing incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote, if applicable.

●	Approve equity compensation plans and the grant of equity awards not subject to stockholder approval under applicable listing standards.

●	Make recommendations to the Board of Directors regarding the fees and other compensation to be paid to non-employee members of the Board of Directors for their services as directors and as members of committees of the Board of Directors.

●	Review and consider for recommendation to the Board of Directors stock ownership guidelines applicable to non-employee members of the Board of Directors and officers, review on an annual basis compliance with any such stock ownership guidelines and make recommendations as appropriate.

●	Review and discuss with management the Company’s Compensation Disclosure and Analysis (“CD&A”), if applicable, and, based on that review and discussion, recommend to the Board of Directors whether the Company’s CD&A should be included in the Company’s annual proxy statement or annual report on Form 10-K.

●	Prepare the Compensation Committee report as required by rules of the SEC for inclusion in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC. If applicable, review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote to be included in the Company’s proxy statement. Evaluate Say on Pay vote outcomes (if applicable) and other shareholder input on executive compensation pay programs as part of the Committee’s ongoing assessment of executive compensation programs and policies.

Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors. The Committee also shall undertake an annual evaluation assessing its performance with respect to its duties and responsibilities set forth in this Charter, which evaluation shall be reported to the Board of Directors. The self-assessment shall be conducted in such manner as the Committee deems appropriate. Make regular reports on the activities of the Committee to the Board of Directors.

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